Exhibit 99.1

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS STRONG GROWTH IN NET REVENUES AND EPS IN SECOND QUARTER FISCAL 2021

CINCINNATI, OHIO May 7, 2021 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced financial results for the second quarter ended March 31, 2021.

Second Quarter 2021 Highlights (Comparison to Second Quarter Fiscal 2020):

●	Consolidated net revenues of $85.3 million, up 49% year-over-year
●	Life Science segment delivered net revenues of $53.3 million, up 139% year-over-year
●	Diagnostics segment net revenues decreased 9% year-over-year to $31.9 million, up 5% from the first quarter of fiscal 2021
●	Signed agreement for 2nd grant from the National Institutes of Health (NIH) Rapid Acceleration of Diagnostics (RADxSM) initiative - $5.5 million for ramping manufacturing of Revogene® SARS-CoV-2 Assay
●	Submitted 510(k) for Curian® Campy assay
●	Launched first Air-Dryable sample specific Master Mix for Blood

Jack Kenny, Chief Executive Officer, commented, “As we begin the transition into a post-COVID world, we have significant optimism for the future of Meridian. Life Science was transformed by the COVID-19 pandemic and Diagnostics is moving into a position of strength with testing returning to normal and contributions from the investments we have made.”

Second Quarter Fiscal 2021 Results (Comparison to Second Quarter Fiscal 2020)

Consolidated net revenues for the second quarter of fiscal 2021 increased 49% to $85.3 million, compared to $57.3 million last year. Diagnostics segment net revenues were down 9% year-over-year, but continued its recovery, up 5% from the first quarter of fiscal 2021 and up 48% from the low seen in the third quarter of fiscal 2020. Life Science segment revenues were up 139% year-over-year including an estimated $31 million in net revenues from COVID-19 related products, with approximately $28 million in molecular products and $3 million in immunological products. This implies core (non-COVID-19 related) Life Science segment net revenues were up over 30% year-over-year.

Reported operating income for the second quarter of fiscal 2021 was $34.2 million. Operating expenses included: (i) higher research and development spending in the Diagnostics segment; (ii) higher amortization related to the acquisition of Exalenz Bioscience Ltd. (Exalenz) in April 2020; (iii) lower acquisition-related expenses associated with the Exalenz transaction; and (iv) a downward adjustment in the fair value of the contingent consideration related to the fiscal 2019 GenePOC transaction. On an adjusted basis, operating income was $32.2 million, a margin of 38% (see non-GAAP financial measure reconciliation below), up from $12.1 million and a margin of 21% in the prior year, representing year-over-year growth of nearly 170%.

Financial Condition

At March 31, 2021, cash and cash equivalents were $63.4 million and the Company had $110.0 million of borrowing capacity under its $160.0 million commercial bank credit facility. The Company’s obligations under the commercial bank credit facility totaled $50.0 million as of March 31, 2021.

Bryan Baldasare, Chief Financial Officer, commented, “Our cash generation continues to be a strength and we remain focused on putting our balance sheet to work to drive both organic and inorganic growth opportunities.”

Adjusting Fiscal 2021 Guidance

As a result of the voluntary withdrawal of the emergency use authorization (EUA) application for the Revogene SARS-CoV-2 assay in February, Meridian is adjusting the Diagnostics segment guidance and the impact on consolidated operating margin and diluted net earnings per share, both on an adjusted basis.

FY2021 Net Revenues:

●	Consolidated $305 million to $335 million
●	Diagnostics segment $125 million to $135 million
●	Life Science segment $180 million to $200 million

FY2021 Adjusted Operating Margin: Consolidated 30% to 33%

FY2021 Adjusted Net Earnings Per Share on a Diluted Basis (“EPS”): $1.60 to $1.80 (44.3M shares)

While the Life Science segment net revenues were somewhat below the Company’s expectations in the second quarter, we continue to see good demand for its reagents. As a result, guidance for the Life Science segment’s net revenues has not changed. The $15 million reduction in net revenues guidance only reflects the removal of any significant contribution from the Diagnostics segment’s COVID-19 products as a result of our voluntary withdrawal of our Revogene SARS-COV-2 EUA application and expected timing of re-submission, as well as no clear line of sight as to when our current partner will submit its rapid antigen SARS-CoV-2 test for EUA clearance. Adjusted EPS includes the impact of removal of the net revenues from these tests during our second half of fiscal 2021.

This guidance reflects our current visibility into market conditions and customer order patterns for our products and our current assumptions about the impacts from the COVID-19 pandemic in the U.S. and around the globe.

Conference Call Information

Jack Kenny, Chief Executive Officer, and Bryan Baldasare, Executive Vice President and Chief Financial Officer, will host a conference call on Friday, May 7, 2021 beginning at 10:00 a.m. Eastern Time to discuss the second quarter financial results and answer questions. A presentation to accompany the quarterly financial results and related discussion will be made available within the Investor Relations section of the Company’s website, www.meridianbioscience.com, prior to the conference call.

To participate in the live call by telephone from the U.S., dial (866) 443-5802, or from outside the U.S., dial (513) 360-6924, and enter the audience pass code 9948805. A replay will be available for 14 days beginning at 1:00 p.m. Eastern Time on May 7, 2021 by dialing (855) 859-2056 or (404) 537-3406 and entering pass code 9948805.

INTERIM UNAUDITED OPERATING RESULTS

(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. generally accepted accounting principles (“GAAP”) basis for the interim periods of fiscal 2021 and fiscal 2020.

	Three Months Ended		Six Months Ended

	March 31,		March 31,

	2021	2020	2021	2020

Net revenues	$85,264	$57,296	$178,181	$104,717

Cost of sales	27,492	22,750	58,861	42,520

Gross profit	57,772	34,546	119,320	62,197

Operating expenses

Research and development	6,065	5,315	11,716	10,078

Selling and marketing	6,540	6,529	13,561	13,257

General and administrative	12,925	10,628	24,863	19,612

Acquisition-related costs	-	1,787	-	1,787

Change in fair value of acquisition consideration	(2,989)	(2,491)	(1,942)	(1,304)

Restructuring costs	-	252	-	527

Selected legal costs	1,030	735	2,257	1,055

Total operating expenses	23,571	22,755	50,455	45,012

Operating income	34,201	11,791	68,865	17,185

Other income (expense), net	(1,149)	856	(1,565)	(512)

Earnings before income taxes	33,052	12,647	67,300	16,673

Income tax provision	6,750	3,288	14,219	4,487

Net earnings	$26,302	$9,359	$53,081	$12,186

Net earnings per basic common share	$0.61	$0.22	$1.23	$0.28

Basic common shares outstanding	43,244	42,830	43,171	42,810

Net earnings per diluted common share	$0.60	$0.22	$1.21	$0.28

Diluted common shares outstanding	44,122	42,968	43,960	42,953

Adjusted Financial Measures (in thousands, except per share data)

(see non-GAAP financial measure reconciliation below)

	Three Months Ended		Six Months Ended

	March 31,		March 31,

	2021	2020	2021	2020

Operating income	$32,242	$12,074	$69,180	$19,250

Net earnings	24,832	10,004	53,318	14,183

Net earnings per diluted common share	$0.56	$0.23	$1.21	$0.33

Condensed Consolidated Balance Sheet Data (in thousands)

	March 31,	September 30,
	2021	2020
Cash and cash equivalents	$63,374	$53,514
Working capital	137,984	109,666
Long-term debt	50,000	68,824
Shareholders’ equity	309,473	247,629
Total assets	439,169	405,261

Segment Data

The following table sets forth the unaudited net revenues and segment data for the interim periods in fiscal 2021 and fiscal 2020 (in thousands):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

Net Revenues - By Product Platform/Type
Diagnostics
Molecular assays	$4,395	$7,238	$8,985	$14,077
Non-molecular assays	27,554	27,704	53,285	55,656

Total Diagnostics	31,949	34,942	62,270	69,733

Life Science
Molecular reagents	37,752	11,534	83,776	16,902
Immunological reagents	15,563	10,820	32,135	18,082

Total Life Science	53,315	22,354	115,911	34,984

Total Net Revenues	$85,264	$57,296	$178,181	$104,717

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

Net Revenues - By Disease State/Geography
Diagnostics
Gastrointestinal assays	$15,666	$14,014	$31,118	$30,060
Respiratory illness assays	3,686	10,863	8,492	18,612
Blood chemistry assays	4,358	4,194	8,753	9,142
Other	8,239	5,871	13,907	11,919

Total Diagnostics	31,949	34,942	62,270	69,733

Life Science
Americas	13,550	4,612	32,296	8,623
EMEA	21,773	9,946	54,066	14,907
ROW	17,992	7,796	29,549	11,454

Total Life Science	53,315	22,354	115,911	34,984

Total Net Revenues	$85,264	$57,296	$178,181	$104,717

OPERATING INCOME (LOSS)
Diagnostics	$2,421	$4,729	$1,239	$9,870
Life Science	36,089	9,931	75,886	12,259
Corporate	(4,325)	(2,896)	(8,288)	(4,983)
Eliminations	16	27	28	39

Total Operating Income	$34,201	$11,791	$68,865	$17,185

Geographic Regions

Americas = North and Latin America

EMEA = Europe, Middle East and Africa

ROW = Rest of World

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on operating expenses, operating income, operating margin, net earnings, basic net earnings per share and diluted net earnings per share, each on an adjusted basis excluding the effects of certain acquisition-related costs, changes in fair value of the acquisition consideration, restructuring costs, and selected legal costs, each of which is a non-GAAP measure. We have provided in the tables below reconciliations to the operating expenses, operating income, net earnings, basic net earnings per share and diluted net earnings per share amounts reported under GAAP for the three- and six-month periods ended March 31, 2021 and 2020.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.

These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

SECOND QUARTER AND SIX MONTH YEAR-TO-DATE

GAAP TO NON-GAAP RECONCILIATION TABLES

(In Thousands, Except per Share Data)

	Three Months		Six Months

	Ended March 31,		Ended March 31,

	2021	2020	2021	2020
Operating Expenses -
GAAP basis	$23,571	$22,755	$50,455	$45,012
Acquisition-related costs	-	(1,787)	-	(1,787)
Change in fair value of acquisition consideration	2,989	2,491	1,942	1,304
Restructuring costs	-	(252)	-	(527)
Selected legal costs	(1,030)	(735)	(2,257)	(1,055)

Adjusted Operating Expenses	$25,530	$22,472	$50,140	$42,947

Operating Income -
GAAP basis	$34,201	$11,791	$68,865	$17,185
Acquisition-related costs	-	1,787	-	1,787
Change in fair value of acquisition consideration	(2,989)	(2,491)	(1,942)	(1,304)
Restructuring costs	-	252	-	527
Selected legal costs	1,030	735	2,257	1,055

Adjusted Operating Income	$32,242	$12,074	$69,180	$19,250

Net Earnings -
GAAP basis	$26,302	$9,359	$53,081	$12,186
Acquisition-related costs	-	1,787	-	1,787
Change in fair value of acquisition consideration *	(2,244)	(1,886)	(1,458)	(985)
Restructuring costs *	-	190	-	398
Selected legal costs *	774	554	1,695	797

Adjusted Earnings	$24,832	$10,004	$53,318	$14,183

Basic Earnings per Common Share -
GAAP basis	$0.61	$0.22	$1.23	$0.28
Acquisition-related costs	-	0.04	-	0.04
Change in fair value of acquisition consideration	(0.05)	(0.04)	(0.03)	(0.02)
Restructuring costs	-	-	-	0.01
Selected legal costs	0.02	0.01	0.04	0.02

Adjusted Basic EPS **	$0.57	$0.23	$1.24	$0.33

	Three Months		Six Months

	Ended March 31,		Ended March 31,
	2021	2020	2021	2020
Diluted Earnings per Common Share -
GAAP basis	$0.60	$0.22	$1.21	$0.28
Acquisition-related costs	-	0.04	-	0.04
Change in fair value of acquisition consideration	(0.05)	(0.04)	(0.03)	(0.02)
Restructuring costs	-	-	-	0.01
Selected legal costs	0.02	0.01	0.04	0.02

Adjusted Diluted EPS ***	$0.56	$0.23	$1.21	$0.33

*    Net of tax, as applicable.

**  Three months ended March 31, 2021 does not sum to total due to rounding.

*** Three and six months ended March 31, 2021 do not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “continues”, “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “signals”, “should”, “can”, “guidance” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian Bioscience, Inc. (“Meridian” or “the Company”) expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted net earnings, sales, product demand, net revenues, operating margin, other guidance and the impact of COVID-19 on its business and prospects, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products and acquired products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with its introduction of new products or acquired products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which the Company’s customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process (including the currently ongoing study and other FDA actions regarding the Company’s LeadCare products). The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations.

There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of future goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems, trade wars, increased tariffs, and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and net revenues. The Company can make no assurances that a material weakness in its internal control over financial reporting will not be identified in the future, which if identified and not properly corrected, could materially adversely affect its operations and result in material misstatements in its consolidated financial statements. Meridian also is subject to risks and uncertainties related to disruptions to or reductions in business operations or prospects due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as COVID-19. In addition to the factors described in this paragraph, as well as those factors identified from time to time in the Company’s filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of the Company’s most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on the Company’s forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone:   +1 513.271.3700

Email:   mbi@meridianbioscience.com

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